Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Leigh J. Abrams, President and CEO
Phone: (914) 428-9098 Fax: (914) 428-4581
E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS INCREASED PROFITS FOR
THIRD QUARTER

Cost Reductions Lead to 60% Increase in Profits, Despite 4% Decrease in Net Sales

White Plains, New York - October 31, 2007 - Drew Industries Incorporated (NYSE: DW) today reported increased net income for the nine months and third quarter ended September 30, 2007.

Despite a 4 percent year-over-year sales decline, Drew, a leading supplier of components for recreational vehicles (RV) and manufactured homes, reported a 60 percent increase in net income to $11.1 million, or $0.50 per diluted share, for the 2007 third quarter, compared to net income of $6.9 million, or $0.32 per diluted share, for the 2006 third quarter.

“Our ability to reduce costs and make our operations even more efficient was a significant factor in our improved results,” said Leigh J. Abrams, Drew’s President and CEO. “In addition, our long-standing strategy of pursuing new product introductions, market share growth, and acquisitions, directly resulted in the improvement in our results this quarter and year-to-date, despite the continued weakness in both the RV and manufactured housing industries.

“Further, our aggressive cost-cutting program included closing and consolidating the operation of 15 facilities over the last 12 months and eliminating more than 100 salaried positions. We are also in the process of closing down and consolidating three additional factories.”

During the third quarters of both 2007 and 2006, the Company realized net gains on the sale of facilities. These gains were offset during the current year third quarter by severance, moving and other plant consolidation costs, as well as expenses related to pending litigation, while the gains in the prior year were primarily offset by costs incurred for due diligence in connection with an acquisition which was not completed. The net affect of these items was not significant to the third quarter of either 2007 or 2006.

Net sales in the third quarter of 2007 declined 4 percent to $173 million, from $181 million in last year’s third quarter. Drew attributed the sales decline to the 6 percent decline in industry shipments of travel trailer and fifth wheel RVs during the third quarter, as well as the 8 percent decline in industry shipments of manufactured homes for July and August 2007, the latest period for which industry statistics are available. Excluding the impact of acquisitions completed during 2006 and 2007, Drew’s year-over-year sales declined by $11 million, or 6 percent, in the third quarter of 2007. Price increases to customers were not significant in the 2007 third quarter.

Drew added that due to the seasonality of the RV and manufactured housing industries, the Company’s results in the first and fourth quarters are usually the weakest, while second and third quarter results are traditionally stronger.

Net income for the current nine-month period increased 22 percent to $33.3 million, or $1.51 per diluted share, compared to net income of $27.4 million, or $1.25 per diluted share, for the comparable period last year. Net income per diluted share for all of 2006 was $1.42. In September 2006, the Company closed its Indiana-based specialty trailer operation, which reported an operating loss of $1.2 million in the third quarter of 2006, and an operating loss of $3.1 million in the nine months ended September 30, 2006.

Net sales for the nine months ended September 30, 2007, declined 10 percent to $531 million, compared to net sales of $591 million for the same period last year. The first quarter of 2006 included sales of approximately $20 million, and net income of approximately $0.09 per diluted share, related to the impact of the 2005 Gulf Coast hurricanes.

In July 2007, Lippert Components Inc. (LCI), Drew’s wholly-owned subsidiary, acquired the business of Extreme Engineering and its Pivit Hitch affiliate, manufacturers of specialty trailers and related components for high-end boats, for $10.7 million in cash. Sales for these companies were approximately $12 million in 2006 and LCI anticipates growing this base in conjunction with its Zieman West Coast boat trailer operation.

“In addition to the acquisition of Extreme, LCI completed two smaller acquisitions earlier in 2007, with all three 2007 acquisitions expected to be accretive to earnings and to add new products and markets to LCI’s product portfolio,” said Abrams. “These are the latest in a series of acquisitions our subsidiaries have completed over the last several years which are key factors in our growth and have helped us outperform the industries we serve. We continue to focus on finding and successfully integrating additional acquisitions into the Drew family of companies.”

Recreational Vehicle Products Segment

Drew’s RV segment supplies windows, doors, chassis, slide-out mechanisms and power units, axles, bed lifts, bath products, electric stabilizer jacks, suspension systems, steps, exterior panels and ramp doors for RVs, as well as specialty trailers for hauling equipment, boats, personal watercraft and snowmobiles.

Approximately 90 percent of Drew’s RV segment sales are components for towable RVs, with the balance representing specialty trailers and components for motorhomes. In the third quarter of 2007, Drew’s RV segment represented 73 percent of consolidated net sales, and 83 percent of total segment operating profit.

Drew’s RV segment reported sales of $127 million in the third quarter of 2007, an increase of one percent from the $126 million reported in the comparable period in 2006, outperforming the RV industry, which reported a 6 percent decline in production of travel trailers and fifth wheel RVs, the Company’s primary RV market. Acquisitions added about $4 million to 2007 third quarter revenues in this segment, compared to the third quarter of 2006.

For the nine months ended September 2007, the Recreational Vehicle Industry Association reported that industry-wide wholesale shipments of travel trailers and fifth wheel RVs had declined 13 percent. On the other hand, Statistical Surveys reported that retail shipments of travel trailers and fifth wheel RVs through August 2007 (the last month for which industry information is available) increased nearly 3 percent, including a 3 percent increase in August 2007.

“Recent dealer surveys indicate inventories of towable RVs, although more in line with dealer targets are still slightly higher than dealers would prefer going into the off-season,” said Abrams.

“We continue to be concerned about the potential impact of the recent volatility in the real estate and mortgage markets on consumer spending, which could have an adverse impact on retail sales of RVs. Nevertheless, the industry has experienced year-over-year improvements in retail sales of towable RVs, especially travel trailers, for the last six months in a row.”

Despite only a one percent growth in sales this quarter, Drew’s RV segment operating profit increased 65 percent to $17.6 million, or 13.8 percent of segment sales, compared to the 8.4 percent segment operating profit margin reported in the third quarter of 2006. Last year’s profit margin was adversely impacted by a $1.2 million loss from the Indiana-based specialty trailer operation closed in September 2006. Drew’s RV segment results continued to benefit from cost-cutting measures and production efficiencies, as well as from improved importing, particularly in the axle product line.

The RV segment’s operating profit margin of 13.8 percent in the 2007 third quarter was below the 14.8 percent reported in the second quarter of 2007, partially because of a 5 percent decline from 2007 second quarter sales. In addition, the third quarter of 2007 was impacted by higher cost of sales, partly due to the temporary high cost of certain items in inventory at the end of the 2007 second quarter.

Manufactured Housing Products Segment

Drew supplies vinyl and aluminum windows and screens, chassis, chassis parts, and bath and shower units to the manufactured housing industry. Drew’s manufactured housing segment accounted for approximately 27 percent of consolidated net sales and 17 percent of total segment operating profit in the third quarter of 2007.

Drew’s manufactured housing segment reported third quarter sales of $46 million, a 15 percent decline from the $54 million in sales reported in the comparable period in 2006. This decline in segment sales was greater than the estimated industry-wide decline in production of 6 to 8 percent this quarter, in part because the industry decline was entirely in larger manufactured homes, in which Drew has greater product content.

Largely due to the decline in sales, third quarter operating profit of this segment declined to $3.6 million (7.9 percent of sales), from operating profit of $5.2 million (9.5 percent of sales) in the same period last year. However, excluding facility sales, consolidation costs and expenses related to pending litigation, the operating profit of this segment would have been approximately 9.1 percent in the current quarter, compared to 8.6 percent in the 2006 third quarter.

During July and August 2007, wholesale shipments of manufactured homes were down by 8 percent compared to last year, which is less than the declines reported earlier in the year. “While comparisons for the last four months of 2007 should be easier, as last year’s comparable sales were the lowest for the industry in many years, there has been no concrete evidence of any significant improvement in the demand for manufactured homes,” said Abrams.

According to industry statistics, wholesale shipments of manufactured homes for the eight months ended August 2007 (the last month for which industry information is available) declined by nearly 23 percent, to 65,000 homes, compared with 85,000 homes in the first eight months of the prior year. If the industry were to match 2006 shipments of 33,000 homes for the last four months of 2006, wholesale shipments for 2007 would approximate 98,000 homes, compared to 117,000 homes in all of 2006.

Balance Sheet and Other Items

Drew reported that it currently has 13 facilities it plans to sell with an aggregate book value of $9 million. Drew sold four facilities in the third quarter which, net of modest write-downs on facilities to be sold, resulted in a pre-tax gain of $0.7 million this quarter. Year-to-date, facility sales and write-downs resulted in aggregate charges to operating income of $0.7 million.

In addition, the Company holds a $3.9 million mortgage note on a previously sold facility, which it leased back through September 2007. In connection with the sale in 2006, Drew received $1.8 million in cash. Drew expects to record a gain on this sale of approximately $2.8 million when the note is collected. The note was due on October 31, 2007, and the buyer has requested an extension.

A concerted effort by Drew’s operating management reduced inventories by more than $20 million to $79 million as of September 30, 2007, compared to nearly $99 million as of the same date in 2006. Inventories are slightly higher than the $75 million reported at June 30, 2007, due to the timing of certain steel deliveries. Drew’s operating management continues to evaluate inventory needs to determine if further reductions are feasible.

Because of strong cash flow and asset management, Drew reduced debt, net of $41 million of invested cash, to approximately $2 million at September 30, 2007, compared to $79 million of debt at September 30, 2006.

Capital expenditures aggregated $7.5 million year-to-date, significantly less than the $20 million during the comparable period last year. Drew expects capital expenditures to range from $10 million to $12 million in 2007, compared to more than $22 million in 2006 and $26 million in 2005. Depreciation and amortization for all of 2007 is expected to be approximately $18 million.

Recent Developments

Drew reported that its sales in October 2007 were approximately the same as last October. This is the first month in 2007 that sales were not below last year.

“As we’ve said before, the real driver in both our markets is underlying consumer demand, and we’ve seen mixed signals about this over the last few months. During this soft market, we can and will continue to maximize our results through new product introductions, market share growth, acquisitions, cost-cutting, and efficiency improvements,” concluded Abrams.

Conference Call

Drew will provide an online, real-time webcast and rebroadcast of its third quarter 2007 earnings conference call on the Company’s website, www.drewindustries.com on Thursday, November 1, 2007 at 11:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 66648879. A replay will also be available on Drew’s website.

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, leveling devices, bath and shower units, axles, bed lifts, steps, electric stabilizer jacks, ramp doors, exterior panels, and suspension systems, as well as trailers for hauling equipment, boats, personal watercraft and snowmobiles, and chassis and windows for modular homes and offices. Currently, from 36 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements

The press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in the press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues and income are necessarily estimates reflecting the best judgment of the Company’s senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Forward-looking statements, therefore, should be considered in light of various important factors.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and related components, vinyl, aluminum, glass and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the disposition into the market by FEMA, by sale or otherwise, of RVs or manufactured homes purchased by FEMA in connection with natural disasters, changes in zoning regulations for manufactured homes, the decline in the manufactured housing industry, the financial condition of our customers, retention of significant customers, interest rates, oil and gasoline prices, the outcome of litigation, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

###

DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,		Last Twelve
(In thousands, except per share amounts)	2007	2006	2007	2006	Months

Net sales	$530,810	$591,180	$173,410	$180,743	$668,862
Cost of sales	403,934	464,956	131,479	142,825	514,134
Gross profit	126,876	126,224	41,931	37,918	154,728
Selling, general and administrative expenses	71,791	78,579	23,728	25,108	92,631
Other income	707	638	51	64	707
Operating profit	55,792	48,283	18,254	12,874	62,804
Interest expense, net	1,996	3,542	444	1,408	3,055
Income from continuing operations
before income taxes	53,796	44,741	17,810	11,466	59,749
Provision for income taxes	20,512	17,368	6,677	4,529	22,815
Net income	$33,284	$27,373	$11,133	$6,937	$36,934

Net income per common share:
Basic	$1.52	$1.27	$0.51	$0.32	$1.69
Diluted	$1.51	$1.25	$0.50	$0.32	$1.68

Weighted average common shares outstanding:
Basic	21,856	21,591	21,936	21,615	21,818
Diluted	22,089	21,860	22,219	21,786	22,039

Depreciation and amortization	$13,276	$11,443	$4,335	$4,133	$17,502
Capital expenditures	$7,452	$20,028	$2,027	$3,637	$9,674

SEGMENT RESULTS
(unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
(In thousands)	2007	2006	2007	2006

Net sales:
RV Segment	$390,193	$415,740	$127,156	$126,423
MH Segment	140,617	175,440	46,254	54,320
Total	$530,810	$591,180	$173,410	$180,743

Operating Profit:
RV Segment	$53,193	$38,034	$17,562	$10,675
MH Segment	10,707	17,464	3,636	5,158
Total segment operating profit	63,900	55,498	21,198	15,833
Amortization of intangibles	(3,014)	(1,725)	(1,111)	(788)
Corporate and other	(5,801)	(6,128)	(1,884)	(2,235)
Other income	707	638	51	64
Operating profit	$55,792	$48,283	$18,254	$12,874

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(unaudited)

	September 30,		December 31,
(In thousands, except ratios)	2007	2006	2006

Current assets
Cash and cash equivalents	$43,644	$2,003	$6,785
Accounts receivable, trade, less allowance	38,313	35,444	17,828
Inventories	79,225	98,892	83,076
Prepaid expenses and other current assets	13,703	14,310	13,351
Total current assets	174,885	150,649	121,040
Fixed assets, net	105,582	127,932	124,558
Goodwill	39,305	34,406	34,344
Other intangible assets	33,959	25,679	24,801
Other assets	11,380	6,154	6,533
Total assets	$365,111	$344,820	$311,276

Current liabilities
Notes payable, including current maturities of long-term indebtedness	$11,309	$9,738	$9,714
Accounts payable, accrued expenses and other current liabilities	73,412	64,197	49,347
Total current liabilities	84,721	73,935	59,061
Long-term indebtedness	31,328	69,534	45,966
Other long-term obligations	4,876	2,328	1,361
Total liabilities	120,925	145,797	106,388
Total stockholders’ equity	244,186	199,023	204,888
Total liabilities and stockholders’ equity	$365,111	$344,820	$311,276

Current ratio	2.1	2.0	2.0
Total indebtedness to stockholders’ equity	0.2	0.4	0.3

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
(In thousands)	2007	2006
Cash flows from operating activities:
Net income	$33,284	$27,373
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	13,276	11,443
Deferred taxes	102	284
Loss/(gain) on disposal of fixed assets	541	(1,008)
Stock-based compensation expense	1,809	2,345
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable, net	(19,512)	(344)
Inventories	6,165	4,403
Prepaid expenses and other assets	1,317	(2,757)
Accounts payable, accrued expenses and other liabilities	24,156	(2,682)
Net cash flows provided by operating activities	61,138	39,057
Cash flows from investing activities:
Capital expenditures	(7,452)	(20,028)
Acquisition of businesses	(17,293)	(33,695)
Proceeds from sales of fixed assets	9,184	2,988
Other investments	(34)	(9)
Net cash flows used for investing activities	(15,595)	(50,744)

Cash flows from financing activities:
Proceeds from line of credit and other borrowings	23,797	163,870
Repayments under line of credit and other borrowings	(36,840)	(158,563)
Exercise of stock options	4,359	1,748
Other	-	1,550
Net cash flows (used for) provided by financing activities	(8,684)	8,605

Net increase (decrease) in cash	36,859	(3,082)
Cash and cash equivalents at beginning of period	6,785	5,085
Cash and cash equivalents at end of period	$43,644	$2,003